Exhibit 4.2

The BVI Business Companies Act

(No. 16 of 2004)

Share Certificate

Certificate Number [ ]	Satellogic Inc.	Number of Shares [ ]

The Company is authorized to issue an unlimited number of shares with a par value of US$0.0001 each, divided into Class A ordinary shares with a par value of US$0.0001 each and Class B ordinary shares with a par value of US$0.0001 each.

THIS IS TO CERTIFY THAT                 is the registered holder of ***                 *** Class B Ordinary Shares of US$0.0001 each fully paid in the above named Company, subject to the Memorandum and Articles of Association of the said Company and to the terms and conditions endorsed hereon.

Signed by a director of the company this                day of                 .

Director